Xponential Fitness, Inc. Announces Second Quarter 2024 Financial Results

•	Sold 87 franchise licenses and opened 108 new studios in Q2 2024

•	Quarterly run-rate average unit volume (AUV)[3] of $638,000 in Q2 2024 grew 10% year-over-year, while total members of 801,000 were up 17%

•	Lowered guidance for studio openings, revenue and Adjusted EBITDA[4] in light of second quarter shortfall and current business conditions

IRVINE, Calif., August 1, 2024 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), one of the leading global franchisors of boutique health and wellness brands, today reported financial results for the second quarter ended June 30, 2024. All financial data included in this release refer to global numbers, unless otherwise noted. All KPI information is presented on an adjusted basis to include historical information of Lindora prior to its acquisition by the Company in January 2024, and to exclude historical information of all brands divested by the company prior to June 30, 2024 (Row House and Stride). Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q2 2024 Compared to Q2 2023

•	Decreased revenue 1% to $76.5 million.

•	Increased North America system-wide sales[1] by 24% to $421.5 million.

•	Reported North America same store sales[2] growth of 7%, compared to growth of 15%.

•	Reported North America quarterly run-rate average unit volume (AUV) of $638,000, compared to $581,000.

•

Posted net loss of $13.7 million, or a loss of $0.29 per basic share, on a share count of 31.8 million shares of Class A Common Stock, compared to net income of $27.5 million, or earnings per basic share of $1.44, on a share count of 33.0 million shares of Class A Common Stock.

•	Posted adjusted net income of $0.7 million, or a loss of $0.03 per basic share, compared to adjusted net income of $4.2 million, or earnings per basic share of $0.05.

•	Reported Adjusted EBITDA of $25.4 million, compared to $25.3 million.

“During my first six weeks, I’ve enjoyed the opportunity to meet with many of our dedicated franchisees and employees,” said Mark King, CEO of Xponential Fitness, Inc. “Every company I’ve led has had strong, growing brands, passionate stakeholders, and scalable teams with models that are poised to generate significant cash with some fine tuning. I see the exact same things at Xponential.”

Results for the Second Quarter Ended June 30, 2024

For the second quarter of 2024, total revenue decreased $0.8 million, or 1%, to $76.5 million, down from $77.3 million in the prior year period. The decrease was due primarily to a $6.5 million decrease in other service revenue, largely attributable to our strategic shift away from company-owned transition studios.

Net loss totaled $13.7 million, or a loss of $0.29 per basic share, compared to net income of $27.5 million, or earnings per basic share of $1.44, in the prior year period. The net loss was the result of $4.9 million of lower overall profitability, a $30.0 million decrease in acquisition and transaction income, which includes non-cash contingent consideration primarily related to the Rumble acquisition, a $2.3 million increase in restructuring and related charges from our company-owned transition studios, a $4.9 million increase in impairment of goodwill and other assets associated with a decrease in CycleBar’s actual and forecasted cash flows, and a $0.9 million increase in loss on brand divestiture, partially offset by a $1.9 million decrease in non-cash equity-based compensation expense. Please see the table at the end of this press release for a calculation of the loss per share for the quarter ended June 30, 2024.

Adjusted net income for the second quarter of 2024, which excludes $1.2 million in acquisition and transaction income, $0.3 million expense related to the remeasurement of the Company’s tax receivable agreement, $12.1 million related to the impairment of goodwill and other assets, $0.9 million loss on brand divestiture, and $2.3 million of restructuring and related charges, was $0.7 million, or a loss of $0.03 per basic share, on a share count of 31.8 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, litigation expenses (outside of the ordinary course of business), financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, loss on brand divestiture, executive transition costs, non-recurring rebranding expenses, and restructuring and related charges, was $25.4 million for the quarter, up slightly from $25.3 million in the prior year period.

Liquidity and Capital Resources

As of June 30, 2024, the Company had approximately $26.0 million of cash, cash equivalents and restricted cash and $330.1 million in total long-term debt. Net cash provided by operating activities was $5.7 million for the six months ended June 30, 2024.

2024 Outlook

“We saw some of the same retail softness that other consumer companies experienced during the second quarter,” commented John Meloun, CFO of Xponential Fitness, Inc. “When taken together with the effects of our leadership transition and previously announced regulatory investigations, it makes sense to temper elements of our prior outlook.”

Based on current business conditions, the second quarter shortfall, and the Company’s expectations as of the date of this release, Xponential is adjusting its full year 2024 guidance as follows:

•	Gross new studio openings in the range of 500 to 520, or a decrease of 8% at the midpoint compared to full year 2023 gross new openings; this compares to previous guidance of 540 to 560;

•	North America system-wide sales in the range of $1.705 billion to $1.715 billion, or an increase of 22% at the midpoint compared to full year 2023; unchanged from previous guidance;

•	Revenue in the range of $310.0 million to $320.0 million, or a decrease of 1% at the midpoint compared to full year 2023; this compares to previous guidance of $340.0 million to $350.0 million; and

•

Adjusted EBITDA in the range of $120.0 million to $124.0 million, or an increase of 16% at the midpoint compared to full year 2023; this compares to previous guidance of $136.0 million to $140.0 million.

Additional key assumptions for full year 2024 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 31.8 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock, or $2.2 million if paid-in-kind.

We are not able to provide a quantitative reconciliation of the estimated full year Adjusted EBITDA for fiscal year ending December 31, 2024 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Second Quarter 2024 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its second quarter 2024 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, August 15, 2024, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13746851.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of nine brands spanning across verticals including Pilates, indoor cycling, barre, stretching, dancing, boxing, strength training, metabolic health, and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 26 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, the largest assisted stretching brand in the United States offering one-on-one and group stretching services; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full body workout; BFT, a functional training and strength-based program; and Lindora, a leading provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses and related employer payroll taxes, acquisition and transaction expenses (income), litigation expenses, financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, loss on brand divestiture, executive transition costs, non-recurring rebranding expenses, and charges incurred in connection with our restructuring plan that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; profitability; the expected impact of our movement away from company-owned transition studios; anticipated industry trends; projected financial and performance information such as system-wide sales; and other statements under the section “2024 Outlook”; our competitive position in the boutique fitness and broader health and wellness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2023, filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	June 30,	December 31,
	2024	2023
Assets
Current assets:
Cash, cash equivalents and restricted cash	$26,017	$37,094
Accounts receivable, net	29,771	32,751
Inventories	13,273	14,724
Prepaid expenses and other current assets	8,242	5,856
Deferred costs, current portion	8,066	6,620
Notes receivable from franchisees, net	352	203

Total current assets	85,721	97,248
Property and equipment, net	18,553	19,502
Right-of-use assets	43,387	71,413
Goodwill	163,036	171,601
Intangible assets, net	120,232	120,149
Deferred costs, net of current portion	43,043	46,541
Notes receivable from franchisees, net of current portion	108	802
Other assets	1,159	1,442

Total assets	$475,239	$528,698

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$22,694	$19,119
Accrued expenses	14,411	14,088
Deferred revenue, current portion	29,343	34,674
Current portion of long-term debt	5,147	4,760
Other current liabilities	20,235	19,666

Total current liabilities	91,830	92,307

Deferred revenue, net of current portion	111,232	117,305
Contingent consideration from acquisitions	11,600	8,666
Long-term debt, net of current portion, discount and issuance costs	318,454	319,261
Lease liability	38,047	70,141
Other liabilities	4,831	9,152

Total liabilities	575,994	616,832
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 shares issued and outstanding as of June 30, 2024 and December 31, 2023	122,903	114,660
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of June 30, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 32,160 and 30,897 shares issued and outstanding as of June 30, 2024 and December 31, 2023, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 16,090 and 16,566 shares issued, and 16,015 and 16,491 shares outstanding as of June 30, 2024 and December 31, 2023, respectively	2	2
Additional paid-in capital	507,986	521,998
Receivable from shareholder	(16,135)	(15,426)
Accumulated deficit	(642,096)	(630,127)
Treasury stock, at cost, 75 shares outstanding as of June 30, 2024 and December 31, 2023	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(151,937)	(125,247)
Noncontrolling interests	(71,721)	(77,547)

Total stockholders’ deficit	(223,658)	(202,794)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$475,239	$528,698

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Revenue, net:
Franchise revenue	$43,020	$35,133	$84,774	$68,099
Equipment revenue	12,925	14,428	26,825	27,522
Merchandise revenue	5,882	8,401	14,055	15,565
Franchise marketing fund revenue	8,380	6,617	16,212	12,828
Other service revenue	6,310	12,761	14,172	24,016

Total revenue, net	76,517	77,340	156,038	148,030
Operating costs and expenses:
Costs of product revenue	12,866	14,223	27,257	28,258
Costs of franchise and service revenue	5,834	3,714	10,955	7,746
Selling, general and administrative expenses	36,989	37,210	74,144	72,095
Impairment of goodwill and other assets	12,089	7,238	12,089	7,238
Depreciation and amortization	4,517	4,288	8,953	8,485
Marketing fund expense	7,847	5,466	14,362	10,472
Acquisition and transaction expenses (income)	(1,217)	(31,252)	3,298	(15,510)

Total operating costs and expenses	78,925	40,887	151,058	118,784

Operating income (loss)	(2,408)	36,453	4,980	29,246
Other expense (income):
Interest income	(387)	(529)	(750)	(1,165)
Interest expense	11,256	8,627	22,801	16,604
Other expense	253	698	862	1,252

Total other expense	11,122	8,796	22,913	16,691

Income (loss) before income taxes	(13,530)	27,657	(17,933)	12,555
Income taxes	132	133	85	10

Net income (loss)	(13,662)	27,524	(18,018)	12,545
Less: net income (loss) attributable to noncontrolling interests	(4,560)	9,145	(6,049)	4,149

Net income (loss) attributable to Xponential Fitness, Inc.	$(9,102)	$18,379	$(11,969)	$8,396

Net income (loss) per share of Class A common stock:
Basic	$(0.29)	$1.44	$(0.59)	$0.16
Diluted	$(0.29)	$0.09	$(0.59)	$0.08
Weighted average shares of Class A common stock outstanding:
Basic	31,806	33,045	31,465	31,906
Diluted	31,806	41,593	31,465	50,059

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$(18,018)	$12,545
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	8,953	8,485
Amortization and write off of debt issuance costs	124	296
Amortization and write off of discount on long-term debt	2,201	1,218
Change in contingent consideration from acquisitions	2,770	(15,510)
Non-cash lease expense	3,937	3,347
Bad debt expense	1,467	897
Equity-based compensation	8,138	12,111
Non-cash interest	(649)	(856)
Loss (gain) on disposal of assets	(6,660)	133
Impairment of goodwill and other assets	12,089	7,238
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	1,715	(2,022)
Inventories	1,451	(983)
Prepaid expenses and other current assets	(2,386)	(5,280)
Operating lease liabilities	(2,699)	(2,636)
Deferred costs	2,051	(1,192)
Notes receivable, net	2	2
Accounts payable	3,419	9,302
Accrued expenses	35	1,174
Other current liabilities	3,197	663
Deferred revenue	(11,404)	1,945
Other assets	282	(59)
Other liabilities	(4,319)	(253)

Net cash provided by operating activities	5,696	30,565
Cash flows from investing activities:
Purchases of property and equipment	(2,984)	(4,360)
Proceeds from sale of assets	346	—
Purchase of studios	—	(164)
Purchase of intangible assets	(1,016)	(1,431)
Notes receivable issued	—	(31)
Notes receivable payments received	393	373
Acquisition of business	(8,500)	—

Net cash used in investing activities	(11,761)	(5,613)
Cash flows from financing activities:
Borrowings from long-term debt	38,701	126,100
Payments on long-term debt	(41,178)	(1,824)
Debt issuance costs	(269)	(115)
Payment of preferred stock dividend	(1,968)	(2,612)
Payments for taxes related to net share settlement of restricted share units	—	(8,111)
Proceeds from issuance of common stock in connection with stock-based compensation plans	74	—
Payment for tax receivable agreement	(136)	(1,163)
Payments for redemption of preferred stock	—	(130,766)
Payments for distributions to Pre-IPO LLC Members	(236)	(532)
Payment received from shareholder	—	1,290
Loan to shareholder	—	(4,400)

Net cash used in financing activities	(5,012)	(22,133)

Increase (decrease) in cash, cash equivalents and restricted cash	(11,077)	2,819

Cash, cash equivalents and restricted cash, beginning of period	37,094	37,370

Cash, cash equivalents and restricted cash, end of period	$26,017	$40,189

Xponential Fitness, Inc.

Net Income (Loss) to GAAP EPS Per Share

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2024	2023	2024	2023
Numerator:
Net income (loss)	$(13,662)	$27,524	$(18,018)	$12,545
Less: net (income) loss attributable to noncontrolling interests	4,607	(23,740)	9,546	849
Less: dividends on preferred shares	(2,150)	(1,857)	(4,013)	(3,926)
Less: deemed contribution (dividend)	2,012	45,551	(6,094)	(17,109)
Add: deemed contribution from redemption of convertible preferred stock	—	—	—	12,679

Net income (loss) attributable to XPO Inc. - basic	(9,193)	47,478	(18,579)	5,038
Add: net income (loss) attributable to non-controlling interests	—	—	—	(849)
Add: dividends on preferred shares	—	1,857	—	—
Less: deemed (contribution) dividend	—	(45,551)	—	—

Net income (loss) attributable to XPO Inc. - diluted	$(9,193)	$3,784	$(18,579)	$4,189

Denominator:
Weighted average shares of Class A common stock outstanding - basic	31,806	33,045	31,465	31,906
Effect of dilutive securities:
Restricted stock units	—	585	—	590
Convertible preferred stock	—	7,963	—	—
Conversion of Class B common stock to Class A common stock	—	—	—	17,563

Weighted average shares of Class A common stock outstanding - diluted	31,806	41,593	31,465	50,059

Net earnings (loss) per share attributable to Class A common stock - basic	$(0.29)	$1.44	$(0.59)	$0.16
Net earnings (loss) per share attributable to Class A common stock - diluted	$(0.29)	$0.09	$(0.59)	$0.08

Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Restricted stock units	2,263	—	2,263	—
Conversion of Class B common stock to Class A common stock	16,016	16,574	16,016	—
Convertible preferred stock	8,112	—	8,112	7,963
Treasury share options	75	—	75	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	2	1	2

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
	(in thousands)
Net income (loss)	$(13,662)	$27,524	$(18,018)	$12,545
Interest expense, net	10,869	8,098	22,051	15,439
Income taxes	132	133	85	10
Depreciation and amortization	4,517	4,288	8,953	8,485

EBITDA	1,856	40,043	13,071	36,479
Equity-based compensation	4,196	6,055	8,138	12,111
Employer payroll taxes related to equity-based compensation	109	91	422	565
Acquisition and transaction expenses (income)	(1,217)	(31,252)	3,298	(15,510)
Litigation expenses	3,388	2,299	4,086	4,344
Financial transaction fees and related expenses	425	79	620	1,644
TRA remeasurement	253	698	862	1,252
Impairment of goodwill and other assets	12,089	7,238	12,089	7,238
Loss on brand divestiture	922	—	1,201	—
Executive transition costs	690	—	690	—
Non-recurring rebranding expenses	331	—	331	—
Restructuring and related charges	2,325	—	10,389	—

Adjusted EBITDA	$25,367	$25,251	$55,197	$48,123

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Net income (loss)	$(13,662)	$27,524	$(18,018)	$12,545
Acquisition and transaction expenses (income)	(1,217)	(31,252)	3,298	(15,510)
TRA remeasurement	253	698	862	1,252
Impairment of goodwill and other assets	12,089	7,238	12,089	7,238
Loss on brand divestiture	922	—	1,201	—
Restructuring and related charges	2,325	—	10,389	—

Adjusted net income	$710	$4,208	$9,821	$5,525

Adjusted net income attributable to noncontrolling interest	240	1,406	3,393	1,902
Adjusted net income attributable to Xponential Fitness, Inc.	470	2,802	6,428	3,623
Dividends on preferred shares	(1,423)	(1,237)	(2,641)	(2,527)

Earnings (loss) per share - basic numerator	$(953)	$1,565	$3,787	$1,096

Add: Adjusted net income (loss) attributable to noncontrolling interest	—	1,406	3,393	1,902
Add: Dividends on preferred shares	—	1,237	2,641	2,527

Earnings (loss) per share - diluted numerator	$(953)	$4,208	$9,821	$5,525

Adjusted net earnings (loss) per share - basic	$(0.03)	$0.05	$0.12	$0.03
Weighted average shares of Class A common stock outstanding - basic	31,806	33,045	31,465	31,906

Adjusted net earnings (loss) per share - diluted	$(0.03)	$0.07	$0.18	$0.10
Effect of dilutive securities:
Restricted stock units	—	585	—	590
Convertible preferred stock	—	7,963	8,112	7,963
Conversion of Class B common stock to Class A common stock	—	16,574	16,356	17,563

Weighted average shares of Class A common stock outstanding - diluted	31,806	58,167	55,933	58,022

Shares excluded from dilutive earnings per share of Class A common stock
Restricted stock units	2,263	—	2,263	—
Convertible preferred stock	8,112	—	—	—
Conversion of Class B common stock to Class A common stock	16,016	—	—	—
Treasury share options	75	—	75	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	1	2	1	2

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily attributable to Rumble.

Footnotes

1. System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

2. Same store sales refer to period-over-period sales comparisons for the base of studios. In accordance with industry standard, we define the same store sales base to include studios in North America that are in traditional studio locations and that have generated positive sales for at least 13 consecutive calendar months as of the measurement date. Any transfer of ownership of an existing studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

3. AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales activity for all North America traditional studio locations that are at least 6 months old at the beginning of the respective quarter, and that have non-zero sales in the period, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month, operate in traditional locations and have non-zero sales. AUV growth is primarily driven by changes in same store sales and is also influenced by new studio openings. Management reviews AUV to assess studio economics.

4. We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (income) (including change in contingent consideration and transaction bonuses), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions) and other contemplated corporate transactions, expense related to the remeasurement of our TRA obligation, expense related to loss on impairment or write down of goodwill and other assets, loss on brand divestiture, executive transition costs (consisting of costs associated with the transition of our former CEO, such as professional services, legal fees, executive recruiting costs and other related costs), non-recurring rebranding expenses, and restructuring and related charges incurred in connection with our restructuring plan that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.